UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2005

CLICK COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30881	36-4088644
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation		Identification No.)

233 North Michigan, 22nd Floor, Chicago, Illinois  60601

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (312) 482-9006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On November 22, 2005, Click Commerce, Inc. (the “Company”) acquired Requisite Technology, Inc. (“Requisite”) pursuant to an Agreement and Plan of Merger (the “Agreement”), with Requisite Acquisition Inc., an indirect wholly-owned subsidiary of the Company (the “Merger Sub”), Thomas G. Washing, as representative of the Requisite stockholders and the persons receiving Company common stock in the transaction, and Requisite via a merger of the Merger Sub with and into Requisite (the “Merger”).  All of the shares of Requisite common stock converted into the merger consideration described below.

Under the Agreement, the Company acquired all of Requisite, which retained all of its assets, including software, patents and trademarks, customer contracts and lists, product processes, other intangible assets, cash, receivables and other operating assets, as well as its obligation for various liabilities and payables. The total consideration paid for the acquisition was $19,500,000, comprised of $938,008 in cash and 803,371 shares of restricted common stock of the Company.  The restricted common stock issued in the transaction was valued at $23.10 per share based on a negotiated value determined by reference to the 16-day and 17-day average closing prices of the Company’s common stock on the Nasdaq National Market for the trading days prior to the acquisition date.  The Company’s restricted common stock was issued to stockholders and certain employees of Requisite who certified that they were accredited investors under Regulation D of the Securities Act of 1933, as amended; other Requisite stockholders and employees received only cash merger consideration.

The Company financed its acquisition of Requisite through the issuance of additional common stock and using cash on hand.  As a result of the transaction, the Company’s consolidated cash and cash equivalents increased by over $8.5 million.

The Agreement contained representations and warranties customary for transactions of this type, which survived the closing and will generally remain operative until November 22, 2006.  Approximately 10% of the transaction consideration was deposited into an escrow fund to satisfy potential indemnification obligations of Requisite and its shareholders and certain employees under the Agreement (“Claims”). The escrow fund will be distributed to Requisite employees and shareholders if such funds are not needed to satisfy such Claims.  The escrow fund may be drawn against by the Company for losses based upon, attributable to or resulting from the breach or failure of Requisite’s representations or warranties to be true and correct and for losses based upon, attributable to or resulting from the breach or failure of any covenant or other agreement by them.  Similarly, Requisite’s shareholders and former employees may seek indemnification from the Company for losses based upon, attributable to or resulting from the breach or failure of the Company’s representations or warranties to be true and correct and for losses based upon, attributable to or resulting from the breach or failure of any covenant or other agreement by it.

The foregoing description is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.19, which is incorporated herein by reference.

Item 2.01                Completion of Acquisition or Divestiture of Assets.

See Item 1.01 above, which is incorporated herein by reference.

Item 3.02                Unregistered Sales of Equity Securities.

In connection with the Agreement, on November 22, 2005, the Company issued 803,371 shares (“Shares”) of restricted common stock to stockholders and certain employees of Requisite who certified that they were accredited investors as defined under Regulation D of the Securities Act of 1933, amended.  The Shares were used as partial consideration for the acquisition of Requisite.

Item 7.01                Regulation FD Disclosure.

On November 22, 2005, the Company issued a press release announcing the acquisition of Requisite.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

A copy of supplemental information regarding the acquisition of Requisite is attached to this Form 8-K as Exhibit 99.2, and Exhibit 99.2 is incorporated herein by reference.

The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                Financial Statements and Exhibits

(a)           Financial statements of business acquired

To be filed within seventy-one (71) days of the date of the filing of this Current Report on Form 8-K as required to be filed with the Securities and Exchange Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)           Pro forma financial information

To be filed within seventy-one (71) days of the date of the filing of this Current Report on Form 8-K as required to be filed with the Securities and Exchange Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(c)           Exhibits

Exhibit No.	Description

10.19	Agreement and Plan of Merger, dated as of November 22, 2005, by and among Click Commerce, Inc., Requisite Acquisition Inc., Thomas G. Washing, as representative, and Requisite Technology, Inc.

99.1	Press release issued by Click Commerce, Inc. on November 22, 2005.

99.2	Supplemental Information regarding Requisite Acquisition dated November 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLICK COMMERCE, INC.

Date: November 29, 2005
/s/ John M. Tuhey
Name: John M. Tuhey
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.19	Agreement and Plan of Merger, dated as of November 22, 2005, by and among Click Commerce, Inc., Requisite Acquisition Inc., Thomas G. Washing, as representative, and Requisite Technology, Inc.

99.1	Press release issued by Click Commerce, Inc. on November 22, 2005.

99.2	Supplemental Information regarding Requisite Acquisition dated November 29, 2005.